Exhibit 10.5

ASSET MANAGEMENT AGREEMENT

This ASSET MANAGEMENT AGREEMENT (this “Agreement”), effective September 4, 2025 (the “Effective Date”), is entered into by and between Pineapple Financial Inc., a corporation continued and existing under the Canada Business Corporations Act (the “Client”), and Canary Capital Group LLC, a Delaware limited liability company (the “Asset Manager” and, together with the Client, the “Parties”).

WHEREAS, the Client wishes to appoint the Asset Manager and Monarq Asset Management LLC (“Monarq”) to manage certain assets of the Client;

WHEREAS, certain assets of the Client are subject to terms and conditions of that certain INJ Escrow Agreement, dated on or about the date hereof (the “Escrow Agreement”), including satisfaction of the Escrow Release Conditions (as defined in the Escrow Agreement); and

WHEREAS, the Asset Manager wishes to be appointed by the Client for such purposes, subject to and in accordance with the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to be bound on the terms and conditions set forth below:

1. Appointment of the Asset Manager; Authority. The Client hereby appoints the Asset Manager to provide certain asset management services with respect to the Account Assets (as defined below) in the accounts or cryptocurrency “wallets” identified in Schedule A attached hereto as amended from time to time, collectively, the “Account”) maintained with one or more custodian(s) or cryptocurrency wallet providers acceptable to the Asset Manager (collectively, the “Custodian”). The Asset Manager hereby accepts its appointment and agrees to provide such asset management services upon the terms and conditions set forth herein. The Client agrees that the Asset Manager may provide the services under this Agreement via affiliates of the Asset Manager (“Asset Manager Affiliates”). The Client and the Asset Manager understand and agree that changes to Schedule A may be made from time to time following the date of execution of this Agreement by mutual agreement of the Parties.

2. Account Assets. Subject to the Asset Manager Allocation described in Section 13(g), the “Account Assets” shall consist of (a) certain cash net proceeds or in-kind contributions of assets in connection with the offering of the Client’s securities in accordance with that certain Securities Purchase Agreement (the “Purchase Agreement”), dated on or around September 1, 2025, between the Client and each purchaser identified on the signature pages thereto (the “Capital Raise”); (b) any additional cash proceeds or in-kind contributions of assets designated as “Account Assets” in accordance with this Section 2, in each case which the Client agrees it has placed or will place into the Account; and (c) all investments thereof, proceeds of, income on and additions or accretions to same, including all assets which are or were in the Account, but which are staked from time to time in accordance with this Agreement. The (x) Capital Raise, (y) cash proceeds or in-kind contributions the Client receives in connection with additional capital raises, the stated use of which is to further the Digital Asset Strategy and (z) additional available assets placed in the Account (collectively, the “Available Capital”) shall be contributed to the Account in accordance with Section 13(g).

The Client shall notify the Asset Manager of its intention to contribute Available Capital to be designated and maintained as Account Assets held in the Account three business days in advance of such contribution. Liquidation of Account Assets may be required for any withdrawal by the Client during the term of this Agreement and notice shall be given as soon as possible and, in any event, at least five business days in advance. The Client acknowledges that the Account Assets may constitute only a part of the assets of the Client, and that the Asset Manager may act without regard to or consideration of any other assets that may from time to time be held by the Client and shall have no responsibility, duty or liability with respect to any assets not Account Assets.

For the purposes of the above, the “Digital Asset Strategy” means the digital asset strategy overseen by the Asset Manager’s Chief Investment Officer, or other authorized individual as designated by the Client’s Chief Executive Officer in writing, primarily in digital assets, including staking, restaking and liquid staking of such digital assets to improve returns. The Parties agree that the “Account Assets” shall not include “securities” as defined in the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Client understands and agrees that (i) it is not engaging the Asset Manager to provide investment advice about securities; (ii) the Account Assets do not include securities and the Asset Manager’s services hereunder are confined to non- securities, the Client is not an “advisory client” for purposes of the Advisers Act, and to the fullest extent permitted by applicable law, shall not be afforded the protections of advisory clients under the Advisers Act; and (iii) the Asset Manager is not a registered investment adviser. For the avoidance of doubt, nothing in this Section 2 shall be construed to limit or restrict the Asset Manager’s ability to invest the Account Assets in accordance with the Investment Guidelines set forth in Schedule B.

3. Authority of Asset Manager.

(a) Generally. The Asset Manager (and, where applicable, any Asset Manager Affiliate) shall have sole responsibility and authority regarding the asset management of the Account Assets and, as herein provided, shall from time to time direct the investment and reinvestment of such assets in the Account. Subject to the Investment Guidelines set forth in Schedule B, the Asset Manager (and, where applicable, any Asset Manager Affiliate) shall have full power and authority to:

i.	enter into all transactions and other undertakings that, subject to the Investment Guidelines set forth in Schedule B, the Asset Manager may deem necessary or advisable to carry out its investment decisions, including but not limited to the ability to buy, sell, exchange, convert, swap, stake, redeem, and otherwise trade in digital assets;

ii.	make investment decisions in respect of the Account Assets and the Account in accordance with the Investment Guidelines set forth in Schedule B;

iii.	purchase, acquire, hold, invest, reinvest, sell, stake, redeem or dispose of, or otherwise trade in any assets which constitute or will constitute all or any portion of the Account Assets, and place orders with respect to, and arrange for any of the foregoing;

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iv.	select liquidity providers, cryptocurrency wallet providers, staking, restaking and liquid staking service providers and other intermediaries, exchanges and counterparties in consultation with the Client, which may or may not be affiliated with the Asset Manager, as may be necessary to execute transactions as described above and any other transactions contemplated herein, and to instruct the Custodian as necessary to open accounts in the name, or for the benefit, of the Client with such selected liquidity providers, cryptocurrency wallet providers, staking, restaking and liquid staking service providers and other intermediaries, exchanges and counterparties and to pay reasonable fees and charges applicable to transactions in the Account;

v.	instruct the Custodian to deliver an asset sold, exchanged or otherwise disposed of by the Account in exchange for cash and to deliver cash to pay for assets delivered to the Custodian that were acquired by the Account;

vi.	instruct the Custodian to exercise or abstain from exercising any option, privilege or right held in the Account;

vii.	monitor the correct collection of income on the Account Assets by the Custodian;

viii.	execute, in the name and on behalf of Client, all such documents and take all such other actions which Asset Manager shall deem requisite, appropriate or advisable to carry out its duties hereunder, provided that any actions authorized by this Agreement and executed by the Asset Manager pursuant to the authority herein granted shall not cause any Account Assets to be custodied by any party other than the Custodian;

ix.	to engage such independent agents, administrators, subadvisors, attorneys and accountants as the Asset Manager may deem necessary or advisable for the Account Assets and to instruct the Custodian as necessary to pay on behalf of the Client all reasonable and documented fees incurred thereby (including reasonable and documented legal and accounting fees and disbursements, commissions, banking, brokerage, registration and private placement fees, and transfer, capital and other taxes, duties and costs incurred in connection with the making of investments by the Client in Account transactions), provided the Asset Manager receives prior written approval from the Client’s except where such approval has already been provided herein or in accordance with Section 5; and

x.	take any other action with respect to property in the Account as necessary or desirable to carry out its obligations under this Agreement (except that the Asset Manager is not authorized to withdraw any money or other property from the Account either in the name of the Client or otherwise and shall under no circumstances act as custodian of the Account or take or have title to, or authority to take possession of the Account Assets, except as expressly described herein).

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The foregoing authority shall remain in full force and effect until expressly revoked by the Client in writing to the Asset Manager or the termination of this Agreement as provided herein. Revocation shall not affect transactions entered into prior to such revocation.

(b) Power of Attorney. In furtherance of the authority set forth in paragraph (a) above, the Client hereby irrevocably designates and appoints the Asset Manager as its agent and attorney- in-fact, with full power and authority and without further approval of the Client, in the Client’s name, place and stead, to (i) negotiate, make, execute, sign, acknowledge, swear to, deliver, record and file any agreements, documents or instruments which may be considered necessary or desirable by the Asset Manager to carry out fully the provisions of this Agreement and (ii) to perform all other acts contemplated by this Agreement or necessary, advisable or convenient to carry out its duties hereunder (subject at all times, however, to each and all of the limitations and stipulations set forth herein and in the Investment Guidelines set forth in Schedule B). Because this limited power of attorney shall be deemed to be coupled with an interest, it shall be irrevocable and survive and not be affected by the Client’s insolvency or dissolution. However, this limited power of attorney will become revocable upon the expiration of such interest and, therefore, this limited power of attorney will terminate upon termination of this Agreement in accordance with Section 13 of this Agreement.

(c) Compliance with Investment Guidelines. The Client acknowledges and agrees that the compliance with the Investment Guidelines set forth in Schedule B, including, without limitation, compliance with sector and industry weights of the Account, as applicable, shall be determined in accordance with the Asset Manager’s internal systems. The Client understands and agrees that the Asset Manager does not guarantee or represent that any investment objectives will be achieved. In the event of any breach of the Investment Guidelines set forth in Schedule B, the Asset Manager shall seek to return the Account to compliance with the Investment Guidelines set forth in Schedule B as soon as reasonably practicable. The Client and the Asset Manager understand and agree that (i) changes to Schedule B may be made from time to time following the date of execution of this Agreement by mutual agreement of the Parties and (ii) the Asset Manager may obtain the approval of the Client from time to time for exceptions from the Investment Guidelines in accordance with procedures mutually agreed between the Asset Manager and Client.

4. Custody of Assets.

(a) Assets held by Custodian. All Account Assets shall be held in cryptocurrency wallets (i) established and controlled by the Client, to which the Asset Manager has restricted access; or (ii) established and controlled by the Asset Manager for benefit of the Client. Title to the Account and all Account Assets shall be held in the name of the Client or for benefit of the Client, provided that for convenience in buying, selling and exchanging assets, title to such assets may be held in the name of the Asset Manager, the Custodian (or its nominee), or the street name of the Custodian. Neither the Asset Manager nor any of its affiliates shall take physical custody, possession, or have any authority to take physical custody or possession of, or handle any cash, mortgages or deeds of trust, or other indicia of ownership of any of the Account Assets. Notwithstanding any transactions authorized by this Agreement and executed by the Asset Manager pursuant to authority granted herein, all Account Assets shall be custodied by the Custodian. The Asset Manager shall under no circumstances act as custodian for the Account or take, have title, possession, or any authority to take physical custody or possession of the Account Assets. Instructions by the Asset Manager to the Custodian with respect to the Account Assets shall be made electronically (e.g., through an API feed), in writing, or by other documented means agreeable to both parties.

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(b) Expenses of the Custodian; No Liability. The Client shall pay all charges, fees and expenses of the Custodian and any sub-custodian(s). The fees charged to the Client by the Custodian are exclusive of, and in addition to, the management fees and other charges, discussed herein. The Asset Manager shall have no liability with respect to the choice of Custodian or loss of private keys or access to the Account, except for any recommendation made or such loss of access relating to the Asset Manager’s own conduct or credentials (which recommendation or loss of access is not otherwise exculpated or indemnified in accordance with Section 11).

5. Proper Instructions.

(a) All instructions communicated hereunder to the Asset Manager from the Client shall be made in writing and transmitted to the Asset Manager by persons properly authorized by the Client, including without limitation the Client’s Chief Executive Officer. Any such communication appropriately indicating that it reflects action or instruction by the Client may be so accepted by the Asset Manager and the Asset Manager shall have no obligation to inquire further with respect thereto and shall be fully protected in relying and acting upon the writing so indicating the action or instruction of the Client.

(b) The Client shall provide the Asset Manager with a list of authorized persons and their specimen signatures from whom the Asset Manager may accept written day to day instructions, confirmations or authority under this Agreement (“Proper Instructions”) and the Asset Manager shall be fully protected in relying on such list until notified in writing by the Client to the contrary. As of the date of this Agreement, the Client’s list of authorized persons and their specimen signatures are as set forth in Schedule C attached hereto. Proper Instructions may be sent via email, Adobe’s Portable Document Format (“PDF”) or other electronic transmission.

6. Management Fees; Account Expenses.

(a) As compensation for the Asset Manager’s services rendered hereunder, the Client shall pay the management fees described in Schedule D attached hereto and as may be amended from time to time by written agreement of the Asset Manager and the Client (the “Fee Schedule”). The Fee Schedule shall be deemed to have been adopted and made a part of this Agreement as if fully rewritten herein. The Asset Manager will furnish invoices monthly, and all fees shall be payable from the Account not later than ten business days following Client’s receipt of such invoice. The Client hereby acknowledges that it is the Client’s responsibility to verify the accuracy of the calculation of the Asset Manager’s fees.

(b) The Asset Manager will be responsible for all of its overhead costs. The Client shall pay or reimburse the Asset Manager for all reasonable and documented expenses related to the operation of the Account, which shall be paid or reimbursed by the Client out of the Account Assets. The amount of such expenses may vary from time to time and shall include, without limitation: (i) custodial fees; (ii) bank service fees; (iii) liquidity provider commissions and all other transaction costs; (iv) clearing and settlement fees; (v) interest and withholding or transfer taxes incurred in connection with trading for the Account; and (vi) any other reasonable and documented fees and expenses related to the trading and investment activity of the Account as determined by the Asset Manager in good faith.

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(c) In addition, the Client may incur an expense which forms part of a larger aggregate expense relating to a number of other managed accounts or pooled investment vehicles for which the Asset Manager or its affiliates provide services. If any such expenses are incurred for the account of any persons in addition to the Client, the Asset Manager will allocate the total expense among the Client and such other persons and will determine the portion reimbursable to the Client, if any, in a fair and reasonable manner.

7. Representations of the Asset Manager. The Asset Manager represents to the Client as follows:

(a) the Asset Manager has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, with power and authority to own its own properties and conduct its business as currently conducted;

(b) the Asset Manager has or will obtain all other governmental authorizations, approvals, consents or filings required in connection with the execution, delivery or performance of this Agreement by the Asset Manager;

(c) this Agreement constitutes a binding obligation of the Asset Manager, enforceable against the Asset Manager in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights or by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law; and

(d) the execution, delivery and performance of this Agreement do not conflict with any obligation by which the Asset Manager is bound, whether arising by contract, operation of law or otherwise, or any applicable law, in each case in a manner that would result in a material adverse effect on the Asset Manager or the Client or that would materially impede the Asset Manager’s ability to perform its obligations hereunder.

The foregoing representations and warranties shall be continuing during the term of the Agreement, and if at any time during the term of this Agreement any event has occurred which would make any of the foregoing representations and warranties untrue or inaccurate in any material respect, the Asset Manager shall promptly notify the Client of such event.

8. Representations of the Client. The Client represents and warrants to the Asset Manager as follows:

(a) the Client has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of continuation, with power and authority to own its own properties and conduct its business as currently conducted;

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(b) the Client has the authority to appoint the Asset Manager to manage the assets held in the Account and has, by appropriate action, duly authorized the execution and implementation of this Agreement;

(c) this Agreement constitutes a binding obligation of the Client, enforceable against the Client in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights or by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law;

(d) the execution, delivery and performance of this Agreement do not conflict with any obligation by which the Client is bound, whether arising by contract, operation of law or otherwise, or any applicable law, in each case in a manner that would result in a material adverse effect on the Asset Manager or the Client or that would materially impede the Client’s ability to perform its obligations hereunder;

(e) except in either case to the extent the Client has notified the Asset Manager in writing: (i) the Account Assets belong to the Client free and clear of any liens or encumbrances, and (ii) the Client will not pledge or encumber any Account Assets;

(f) the Client is not an investment company, as that term is defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”);

(g) the Client is experienced in engaging asset managers and is aware of the risks associated with such engagements in general, and that it understands the risks associated with the investments contemplated hereby, and the risk that the Account could suffer substantial diminution in value, including complete loss;

(h) the Client has reviewed all other materials and agreements provided by the Asset Manager relating to the Account and to the investments contemplated hereby, understands such materials and agreements and has had the opportunity to ask questions regarding such materials and agreements;

(i) the Client is an “accredited investor” as that term is or may in the future be defined in Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”);

(j) the Client is a “United States person” as defined in Section 7701(a)(30) of the U.S. Internal Revenue Code of 1986, as amended;

(k) the Client is a “qualified institutional buyer” as defined in paragraph (a) of Rule 144A promulgated under the Securities Act;

(l) the Account Assets held in the Account are not assets: of an “employee benefit plan” as defined in and subject to the fiduciary responsibility provisions of the U.S. Employee Retirement Security Act of 1974, as amended (“ERISA”); a “plan” as defined in and subject to Section 4975 of the Code; a government plan, foreign plan, or church plan subject to laws similar to ERISA or Section 4975 of the Code; or an entity that holds “plan assets” as defined in Section 3(42) of ERISA;

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(m) the Client represents and warrants that (i) the monies being used by it to fund the Account and the Account Assets held in the Account as of the Effective Date are not (A) derived from or related to any illegal activities, including but not limited to money laundering activities, or (B) derived from, invested for the benefit of or related in any way to the governments of, or persons within, any country under a U.S. embargo enforced by the U.S. Treasury Department’s Office of Foreign Assets Control and (ii) the opening, operation and maintenance of the Account does not directly or indirectly contravene U.S. federal, state, international or other laws or regulations, including anti-money laundering laws;

(n) neither the Client, nor any person controlling, controlled by, or under common control with it, nor any shareholder or other person having a beneficial interest in the Client is a Prohibited Investor,1 and Account Assets are not being invested on behalf, or for the benefit, of any Prohibited Investor. Neither the Client nor any director, officer, partner, member, affiliate, nor, if the Client is an unlisted company, any shareholder or beneficial owner of the Client, is a Senior Foreign Political Figure,2 any member of a Senior Foreign Political Figure’s Immediate Family3 or any Close Associate4 of a Senior Foreign Political Figure unless the Client has notified Asset Manager of such fact. The Client is not resident in, or organized or chartered under the laws of, a jurisdiction that has been designated by the Secretary of the Treasury under Section 311 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.5 No Account Assets originate from, nor were they routed through, an account maintained at a Foreign

1 “Prohibited Investors” include: (1) a person or entity whose name appears on the list of Specially Designated Nationals and Blocked Persons maintained by Office of Foreign Assets Control (“OFAC”) or prohibited under OFAC country sanctions, or any blocked persons list maintained by a governmental or regulatory body as may become applicable to the Trustee or Fund, (2) any Foreign Shell Bank, (as defined below), and (3) any person or entity resident in or whose funds are transferred from or through an account in a jurisdiction that has been designated as non- cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as Financial Action Task Force (“FATF”), of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur. See http://www.fatf-gafi.org for FATF’s list of Non-Cooperative Countries and Territories.

2 “Senior Foreign Political Figure” means a current or former senior official in the executive, legislative, administrative, military or judicial branches of a non-U.S. government (whether elected or not), a current or former senior official of a major non-U.S. political party, or a current or former senior executive of a non-U.S. government- owned commercial enterprise. In addition, a Senior Foreign Political Figure includes any corporation, business or other entity that has been formed by, or for the benefit of, a Senior Foreign Political Figure. Senior executives are individuals with substantial authority over policy, operations, or the use of government-owned resources.

3 “Immediate Family” with respect to a Senior Foreign Political Figure, typically includes the figure’s parents, siblings, spouse, children and in-laws.

4 “Close Associate” means, with respect to a Senior Foreign Political Figure, a person who is widely and publicly known internationally to maintain an unusually close relationship with the Senior Foreign Political Figure, and includes a person who is in a position to conduct substantial U.S. and non-U.S. financial transactions on behalf of the Senior Foreign Political Figure.

5 Notice of jurisdictions that have been designated by the Treasury Department as a primary money laundering concern under Section 311 are published in the Federal Register and on the website of the Treasury Department’s Financial Crimes Enforcement Network (“FinCEN”) at https://www.fincen.gov/resources/statutes-and-regulations/311-special- measures. FinCEN also issues advisories regarding jurisdictions that it deems to be deficient in their counter-money laundering regimes. Such advisories are posted at https://www.fincen.gov/resources/advisoriesbulletinsfact- sheets/advisories.

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Shell Bank,6 an offshore bank, a bank organized or chartered under the laws of a jurisdiction that has been designated by FATF as non-cooperative with international anti-money laundering principles or a financial institution subject to special measures under Section 311 of the USA PATRIOT Act. If the Client or any person controlling, controlled by, or under common control with the Client is organized under the laws of a country other than the United States to engage in the business of banking, the Client or such person, as the case may be, either: (i) has a Physical Presence7 in a country in which the Client (or such person) is authorized to conduct banking activities, at which address the Client (or such person): (a) employs one or more persons on a full- time basis, (b) maintains operating records relating to its banking business, and (c) is subject to inspection by the banking authority from which it obtained its banking license; or (ii) is affiliated with a financial institution that maintains a Physical Presence in the United States or another country and is subject to supervision by a banking authority regulating such affiliated financial institution; and

(o) the Client understands, acknowledges, represents and agrees that (i) it is the Asset Manager’s policy to comply with anti-money laundering, embargo and trade sanctions, or similar laws, regulations, requirements (whether or not with force of law) or regulatory policies to which it is or may become subject (collectively “Requirements”) and to interpret them broadly in favor of disclosure, (ii) the Asset Manager could be requested or required to obtain certain assurances from the Client, disclose information pertaining to it to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future, (iii) the Client will provide additional information or take such other actions as may be necessary or advisable for the Asset Manager to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) or otherwise, and (iv) the Asset Manager and its agents may disclose to relevant third parties information pertaining to the Client in respect of Requirements or information requests related thereto.

(p) The Client represents that it has in place, and has uniformly applied, anti-money laundering policies and procedures reasonably designed to comply with the Requirements, including without limitation to verify the identity of any person controlling, controlled by, or under common control with it, its shareholders and other persons having a beneficial interest in the Client and their respective sources of funds.

6 “Foreign Shell Bank” means a Foreign Bank without a Physical Presence (each as defined below) in any country but does not include a Regulated Affiliate (as defined below). “Regulated Affiliate” means a Foreign Shell Bank that: (i) is an affiliate of a depository institution, credit union, or Foreign Bank that maintains a Physical Presence in the U.S. or a foreign country, as applicable; and (ii) is subject to supervision by a banking authority in the country regulating such affiliated depository institution, credit union, or Foreign Bank. “Foreign Bank” means an organization that (i) is organized under the laws of a country outside the United States; (ii) engages in the business of banking; (iii) is recognized as a bank by the bank supervisory or monetary authority of the country of its organization or principal banking operations; (iv) receives deposits to a substantial extent in the regular course of its business; and (v) has the power to accept demand deposits, but does not include the U.S. branches or agencies of a foreign bank.

7 “Physical Presence” means a place of business that is maintained by a Foreign Bank and is located at a fixed address, other than solely a post office box or an electronic address, in a county in which the Foreign Bank is authorized to conduct banking activities, at which location the Foreign Bank: (i) employs one or more individuals on a full-time basis; (ii) maintains operating records related to its banking activities; and (iii) is subject to inspection by the banking authority that licensed the Foreign Bank to conduct banking activities.

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The foregoing representations and warranties shall be continuing during the term of the Agreement, and if at any time during the term of this Agreement any event has occurred which would make any of the foregoing representations and warranties untrue or inaccurate in any material respect, the Client shall promptly notify the Asset Manager of such event.

9. Client Acknowledgements.

(a) Cooperation. The Client acknowledges that the information provided by the Client on any Account opening forms, including without limitation, information pertaining to the Client’s legal or tax status, address or other contact information and Investment Guidelines set forth in Schedule B will be relied upon by the Asset Manager, and the Client agrees that if any such information shall hereafter change or become inaccurate, the Client shall notify the Asset Manager in writing of such change or inaccuracy as soon as reasonably practicable. The Client shall cooperate with the Asset Manager in the performance of its services under this Agreement and, upon the Asset Manager’s reasonable request, shall provide the Asset Manager with timely access to and use of personnel, facilities, equipment, data and information to the extent necessary to permit the Asset Manager to perform its services under this Agreement.

(b) Risk Factors; Conflicts of Interest; Non-Exclusive Management. The Client acknowledges that it has read, carefully considered and understood the risk factors and hereby acknowledges and consents to the conflicts of interest described herein. The Asset Manager shall devote such part of its time as the Asset Manager determines is reasonably needed for the services contemplated under this Agreement; provided, however, that this Agreement shall not prevent the Asset Manager from rendering similar services to other persons, trusts, corporations or other entities. Nothing in this Agreement shall limit or restrict the Asset Manager or any of its officers, affiliates or employees from, as permitted by law, buying, selling or trading in any asset for its own or their own accounts. The Client acknowledges that the Asset Manager and its officers, affiliates and employees, and the Asset Manager’s other clients may as permitted by law at any time have, acquire, increase, decrease, or dispose of positions in investments which are at the same time being acquired for or disposed of from the Account. As permitted by law the Asset Manager shall have no obligation to acquire for the Account a position in any investment which the Asset Manager, its officers, affiliates or employees may acquire for its or their own accounts or for the account of another client. The Client acknowledges that the Asset Manager is not a financial planner or registered investment advisor. Nothing contained herein or provided hereby shall be construed as legal, tax or accounting advice by the Asset Manager.

(c) Order Aggregation and Allocation. The Client acknowledges and agrees that the Asset Manager manages other portfolios, including some that may use investment strategies substantially similar to those of the Account, and expects that purchases or sales of the same assets will be made on behalf of the Account and the other portfolios managed by the Asset Manager. The Asset Manager may, but is not obligated to, aggregate orders for the purchase or sale of assets on behalf of the Account with orders on behalf of other portfolios the Asset Manager manages. The Client acknowledges that, while the Asset Manager will seek to allocate the opportunity to purchase or sell such assets among the Account and such other portfolios in a manner it deems equitable over time, the Asset Manager shall not be required to assure equality of treatment among all of its clients.

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(d) Execution Practices. The investment and reinvestment of the assets in the Account in accordance with the Asset Manager’s authority set forth in Section 3 above shall be carried out by the Asset Manager’s placement of orders with liquidity providers to cause the sale or purchase or other disposition of allowable assets in accordance with the Investment Guidelines set forth in Schedule B. The Client acknowledges and agrees that, in consultation with the Client’s Chief Executive Officer, the Asset Manager shall select liquidity providers to effect the purchase and sale of assets and to execute and deliver customer agreements with any liquidity provider in the name and on behalf of the Client, which liquidity providers may include Asset Manager Affiliates. The Asset Manager shall designate the liquidity providers through which transactions for the Account are executed at such prices and commissions that, in the Asset Manager’s good faith judgment, will be in the best interest of the Account. The Asset Manager shall have authority to and may consider such factors as price, transaction costs, a liquidity provider’s ability to effect the transactions, access to assets, reliability and financial responsibility, commitment of capital, and the provision or payment by the liquidity provider of the costs of research and research-related services which are of benefit to the Asset Manager or its clients, as well as other factors that the Asset Manager deems appropriate to consider under the circumstances. Accordingly, when the Asset Manager places orders for the purchase or sale of an asset for the Account, in selecting liquidity providers to execute such orders, the Client expressly authorizes the Asset Manager to consider the fact that a liquidity provider has furnished statistical, research or other information or services for the benefit of the Account directly or indirectly. Without limiting the generality of the foregoing, the Asset Manager is authorized to cause the Account to pay commissions which may be in excess of the lowest rates available to liquidity providers who execute transactions for the Account or who otherwise provide research services utilized by the Asset Manager; provided that the Asset Manager determines in good faith that the amount of each such commission paid to a liquidity provider is reasonable in relation to the value of the research services provided by such liquidity provider viewed in terms of either the particular transaction to which the commission relates or the Asset Manager’s overall responsibilities with respect to accounts as to which the Asset Manager exercises investment discretion.

(e) Controversies with Liquidity Providers. In the event of a controversy with any liquidity provider regarding any transaction, the Asset Manager shall advise the Client of such controversy and the circumstances thereof and thereafter the Asset Manager shall act in accordance with any written instructions of the Client to the extent consistent with this Agreement. The Client shall determine whether any proceedings or other actions shall be instituted with respect to such controversy; provided, however, that nothing herein shall be deemed to prohibit the Asset Manager from taking any action which it shall, under the circumstances then prevailing, reasonably determine to be necessary or desirable to protect the interests of the Account or otherwise to carry out its investment duties and responsibilities.

(f) Legal Proceedings. Unless otherwise agreed in writing by the Asset Manager, the Asset Manager shall have no obligations to take any action on behalf of the Client in any legal proceedings, including bankruptcies or class actions, involving any assets held, or formerly held, in the Account or issuers of such assets. At the Client’s request, the Asset Manager will endeavor to assist with administrative matters in respect of any settlement or judgment. Nonetheless, this provision shall not apply for any actions involving the Asset Manager’s conduct or the performance of its duties under this Agreement.

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(g) Agency Cross Transactions. Consistent with applicable law, Client hereby authorizes the Asset Manager to enter into “agency cross transactions” effected by an Asset Manager Affiliate acting as an intermediary for both the Account and for the party on the other side of the transaction, in accordance with applicable law and subject to compliance with the Asset Manager’s applicable conflicts policies and procedures, as consistently applied. The Client understands and agrees that the Asset Manager or such Asset Manager Affiliate may receive commissions from and have a potentially conflicting division of loyalties and responsibilities regarding, both parties to such agency cross transactions.

(h) Transactions with Affiliates. The Client acknowledges and agrees that the Asset Manager may cause the Account to enter into transactions and other arrangements with the Asset Manager, Asset Manager Affiliates or other investment funds or managed accounts managed by the Asset Manager or the Asset Manager Affiliates. In connection with such transactions, the Asset Manager will obtain any necessary approvals or otherwise comply with applicable laws. Client acknowledges and agrees that, unless otherwise determined by the Asset Manager in its discretion and in accordance with the terms and conditions set forth in the Investment Guidelines set forth in Schedule B, any transactions (including staking, restaking and liquid staking) in digital assets with Asset Manager Affiliates shall not be considered principal transactions.

(i)	Procedure for Account Withdrawals.

i.	The Client may make no more than one withdrawal from the Account per calendar quarter. Each withdrawal shall not exceed $10,000 in value of INJ, calculated based on the 30-day trailing time-weighted average price of INJ as published by CoinMarketCap (https://coinmarketcap.com/) on the date of the withdrawal request. Following the first anniversary of this Agreement, the Client may make a withdrawal in excess of $10,000 for legitimate business purposes if such withdrawal is approved in advance by the independent members of the Client’s board of directors and the Client provides the Asset Manager with evidence of such approval in connection with the withdrawal request. Notwithstanding the foregoing, any withdrawal that would result in the Client withdrawing more than 50.1% of the total value of the Account shall also require the prior approval of shareholders holding not less than 50.1% of the voting power of the Client’s outstanding common shares.

ii.	The Client hereby agrees to notify the Asset Manager at least five (5) business day prior to any withdrawals from the Account. The Client acknowledges and agrees that withdrawals will be funded first by accessing free cash balances and money market instruments; funds derived from the liquidation of all other assets will be deliverable upon final settlement of the trade(s) funding the withdrawal. Withdrawals will not affect: (a) the validity of any actions the Asset Manager has previously taken, or (b) the Client’s liabilities or obligations for transactions started before withdrawal. Notwithstanding the foregoing, the Client understands and agrees that certain types of investments may only be liquidated at certain (sometimes infrequent) times and reasonable extensions to such 5- business day notice period shall be permitted by the Client in good faith to account for bona fide technical or business requirements. Client’s ability to withdraw assets from the Account is subject to any reasonable liquidity restrictions or withdrawal and unstaking times applicable to a particular investment and compliance with any internal corporate procedures and policies applicable to it.

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10. Client Records, Reports and Transparency.

(a) The Asset Manager shall maintain the books and records pertaining to the management and oversight of the Client Assets throughout the term of this Agreement and for a period of five years after the end of the year in which this Agreement terminates. Such books and records shall be made available for inspection and copying at any time by the Client reasonably requested and upon Client’s expense, upon no less than three business days’ prior written notice.

(b) The Asset Manager shall arrange for the Custodian to provide to the Client a real- time dashboard interface including, but not limited to, daily net asset value of the Account. Additional features and data points may be added to such real-time dashboard interface on an ongoing basis consistent with best market practices provided by other asset managers from time- to-time, within a time frame to be mutually agreed between the Asset Manager and the Client.

11. Liability.

(a) Except in the cases of willful misconduct, gross negligence, fraud, material breach of this Agreement (each, a “Disqualifying Action”), none of the Asset Manager, its affiliates or their respective officers, directors and employees (collectively, the “Covered Persons”) shall have any liability (whether direct or indirect, in contract or tort or otherwise) for any claims, liabilities, losses, damages, penalties, obligations or expenses of any kind whatsoever, including reasonable and documented attorneys’ fees and court costs (“Losses”) suffered by the Client as the result of any act or omission by the Asset Manager in connection with, arising out of or relating to the performance of its services hereunder. The Client further agrees that no Covered Person shall be liable for any Losses caused, directly or indirectly, by any act or omission of the Client or any act or omission by the Custodian, any liquidity provider to which the Asset Manager or the Client directs transactions for the Account, any third party service provider selected by the Asset Manager with reasonable care to act on behalf of the Client, or by any other non-party, unless such acts, omissions or other conduct is at the direction of the Asset Manager and the Asset Manager’s direction constitutes a Disqualifying Action. Without limiting anything in this Section 11(a), in no case shall any Covered Persons be liable for any Losses caused, directly or indirectly, by the error, negligence or misconduct of a Custodian, liquidity provider, exchange, staking validator, or other online platform or service (however described) (collectively, “Platform”), the bankruptcy, insolvency, receivership, administrative or similar proceeding involving a Platform, a pause in or suspension of withdrawals from a Platform (however described and for whatever reason), the hack of a Platform, or by any other cause that does not constitute a Covered Person’s Disqualifying Action.

(b) The Asset Manager and any person acting on its behalf shall be entitled to rely in good faith upon information, opinions, reports or statements of legal counsel (as to matters of law) and accountants (as to matters of accounting or tax) and, accordingly, such good faith reliance by a person shall not constitute a Disqualifying Action so long as such counsel or accountant is qualified and was selected and consulted with due care. Under no circumstances shall the Asset Manager or any Covered Person be liable for any special, incidental, exemplary, consequential, punitive, lost profits or indirect damages.

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(c) The Client agrees to indemnify and hold harmless each of the Covered Persons, against any Losses suffered or incurred by reason of, relating to, based upon, arising from or in connection with (directly or indirectly) (i) the operations, business or affairs of the Client, or any actions taken by the Asset Manager or failure by it to act (even if negligent) in connection with this Agreement (including, without limitation, any Losses arising as a result of any operational errors committed by or erroneous instructions provided by the Client), (ii) a Disqualifying Action by the Client, or (iii) the Client’s breach of this Agreement, in each case except to the extent that such Losses are determined by a court of competent jurisdiction, upon entry of a final judgment, to be attributable to a Disqualifying Action of such Covered Person.

(d) To the fullest extent permitted by law, the Client shall, upon the request of any Covered Person, advance or promptly reimburse such Covered Person’s out-of-pocket costs of investigation (whether internal or external), litigation or appeal, including attorneys’ reasonable and documented fees and disbursements, reasonably incurred in responding to, litigating or endeavoring to settle any claim, action, suit, investigation or proceeding, whether or not pending or threatened, and whether or not any Covered Person is a party, arising out of or in connection with or relating to the operations, business or affairs of the or in furtherance of the interests of the Client (a “Claim”); provided that the affected Covered Person shall, as a condition of such Covered Person’s right to receive such advances and reimbursements, undertake in writing to promptly repay the applicable funds for all such advancements or reimbursements if a final judgment of a court of competent jurisdiction has determined that such Covered Person is not then entitled to indemnification under this Section 11. If any Covered Person recovers any amounts in respect of any Claims from insurance coverage or any third-party source, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Client for any amounts previously paid to it by the Client in respect of such Claims.

(e) Promptly after receipt by a Covered Person of notice of any Claim or of the commencement of any action or proceeding involving a Claim, such Covered Person shall, if a claim for indemnification in respect thereof is to be made against the Client, give written notice to the Client of the receipt of such Claim or the commencement of such action or proceeding; provided, that the failure of any Covered Person to give notice as provided herein shall not relieve the Client of its obligations hereunder, except to the extent that the Client is actually prejudiced by such failure to give notice.

(f) Each Covered Person shall cooperate with the Client and its counsel in responding to, defending and endeavoring to settle any proceedings or Losses that may be subject to indemnification by the Client pursuant to this Section 11. Without limiting the generality of the immediately preceding sentence, if any proceeding is commenced against a Covered Person, the Client shall be entitled to participate in and to assume the defense thereof to the extent that the Client may wish, with counsel reasonably satisfactory to such Covered Person. After notice from the Client to such Covered Person of the Client’s election to assume the defense thereof, the Client shall not be liable for expenses subsequently incurred by such Covered Person without the consent of the Client (which shall not be unreasonably withheld) in connection with the defense thereof. Without the Covered Person’s consent, the Client will not consent to entry of any judgment in or enter into any settlement of any such action or proceeding which does not include as an unconditional term thereof the giving by every claimant or plaintiff to such Covered Person of a release from all liability in respect of such claim or litigation.

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(g) The right of any Covered Person to indemnification as provided herein shall be cumulative of, and in addition to, any and all rights to which such Covered Person may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Covered Person’s successors, assigns and legal representatives.

(h)The federal laws may impose liabilities under certain circumstances on persons who act in good faith; therefore, nothing herein shall in any way constitute a waiver or limitation of any rights which the undersigned may have under any applicable federal law.

12. Confidentiality. The Asset Manager shall regard as confidential all information concerning the affairs of the Client, but shall be permitted to disclose the Client’s confidential information to

(a) the Covered Persons and their respective service providers, in each case, that have a bona fide need to know such confidential information, (b) third parties regarding the fact that the Asset Manager is performing investment management activities on the Client’s behalf, which specifically includes the Asset Manager’s inclusion of references to the Client in written marketing materials distributed by the Asset Manager to prospective investment management clients, (c) third parties regarding information regarding Account holdings and performance (without reference to the Client’s name) in connection with the establishment of a track record of the Asset Manager and (d) as otherwise required by any regulatory authority, law or regulation, or by legal process. The Client acknowledges that it may receive or have access to confidential proprietary information of the Asset Manager which is proprietary in nature and non-public, including, without limitation, information regarding the Asset Manager’s investment methodologies, systems and forms, trade secrets and the like (collectively, “Confidential Information”). The Client agrees not to disclose or cause to be disclosed any Confidential Information to any person or use any Confidential Information for its own purposes or its own account, except in connection with its investment in the Account and except as otherwise required by any regulatory authority, law or regulation, or by legal process; provided, however, that the Client shall provide the Asset Manager with prior notice of any such disclosure and the circumstances surrounding such request so that the Asset Manager may seek a protective order or other appropriate remedy. If, in the absence of a protective order or other remedy by the disclosing party, the Client, in the written opinion of legal counsel satisfactory to the Asset Manager, is nonetheless legally compelled to disclose Confidential Information or else stand liable for contempt or suffer other censure or penalty, the Client may, without liability hereunder, disclose only that portion of the Confidential information which such counsel advises the receiving party is legally required to be disclosed, provided that the receiving party exercise its best efforts to preserve the confidentiality of the Confidential information, including, without limitation, by cooperating with the Asset Manager to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential information.

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13. Term and Survival; Asset Manager Allocation.

(a) This Agreement shall be effective on the Effective Date and will, unless early terminated in accordance with the provisions of this Section 13, continue in effect until the third anniversary of the Effective Date (the “Stated Termination Date”) and, unless a Party elects to not continue the effectiveness of this Agreement as provided in Section 13(b), shall thereafter continue for successive one-year renewal periods upon the mutual agreement of the Asset Manager and the Client (each, a “Renewal Period”, and the period during which this Agreement is in effect, the “Term”). Notwithstanding anything to the contrary set forth herein, the rights and obligations of the Parties hereunder are not effective until the Effective Date.

(b) This Agreement may be terminated at any time for Cause (i) by the Client upon at least 30 days prior written notice to the Asset Manager and (ii) by the Asset Manager upon at least 60 days prior written notice to the Client (unless stated otherwise below). Each such notice set forth in this Section 13(b) shall be referred to as a “Termination Notice”.

(c) For the purposes hereof, the term “Cause” means (i) with respect to the Asset Manager, (A)(I) fraud, (II) bad faith resulting in a breach of this Agreement, or (III) any action or omission constituting gross negligence in performing its obligations under this Agreement, which in each case of (II) or (III) results in a material adverse effect on the Client; provided, that the Asset Manager shall have a cure period of 15 days following notice of an occurrence of (I) or (II) if such breach, action or omission, as applicable is curable), (B) an Act of Insolvency occurring with respect to the Asset Manager; provided that an Act of Insolvency shall not be deemed to occur if the Asset Manager assigns its obligations under this Agreement to an affiliate that is not subject to an Act of Insolvency, and (C) is dissolved; provided that such dissolution shall not be deemed to occur if the Asset Manager assigns its obligations under this Agreement to an affiliate that is not subject to dissolution; and (ii) with respect to the Client (A) a material breach by the Client of its obligations under this Agreement (provided, that the Client shall have a cure period of 30 days following notice of breach in the case of any such breach that is susceptible of cure) or (B) it becomes unlawful under any applicable law (as determined by the Asset Manager in its sole discretion) for the Asset Manager to perform its obligations under the Agreement, in which case the Asset Manager may immediately suspend its performance of all obligations under this Agreement and may terminate this Agreement with three days prior written notice.

(d) For the purposes hereof, “Act of Insolvency” means the Asset Manager (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii)(A) institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official, or (B) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and such proceeding or petition is instituted or presented by a person or entity not described in clause (A) above and either (I) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (II) is not dismissed, discharged, stayed or restrained in each case within 60 days of the institution or presentation thereof; (iii) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (iv) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; or (v) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 60 days thereafter.

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(e) In the event that this Agreement is terminated pursuant to Section 13(b) for Cause by the Asset Manager, the Asset Manager shall be entitled to any and all damages and legal remedies arising from or in connection therewith including, but not limited to, direct, indirect, special, consequential, speculative and punitive damages, as well as lost future profits and business in the future.

(f) Termination shall not affect liabilities or obligations incurred or arising from transactions initiated under this Agreement prior to such termination, including the provisions regarding arbitration, which shall survive any expiration or termination of this Agreement. Upon termination, it is the Client’s responsibility to monitor the Account Assets and it is understood and acknowledged that the Asset Manager will have no further obligation to act or advise with respect to those Account Assets.

(g) Beginning with the Effective Date, the Asset Manager (including any Asset Manager Affiliate as applicable) shall provide asset management services to Client and its subsidiaries, as contemplated by the terms of this Agreement, with respect to 30% of the aggregate value of Client’s Available Capital (such amount the “Asset Manager Allocation”). The remaining 70% of Client’s Available Capital shall be managed by Monarq (the “Monarq Allocation”). Neither Client nor its subsidiaries shall employ or contract with any other third party to provide the same or substantially similar services as provided by the Asset Manager with respect to the Asset Manager Allocation without the prior written consent of the Asset Manager, which may be withheld by the Asset Manager in its sole discretion. For the avoidance of doubt, the Asset Manager’s consent shall not be required with respect to any asset management relationships relating to Client’s Available Capital that are not part of the Asset Manager Allocation.

(h) Asset Manager hereby appoints Monarq as sub-advisor to the Account Assets to reflect the intent of the Monarq Allocation to the extent the Account contains assets relating to both the Asset Manager Allocation and the Monarq Allocation.

14. Electronic Delivery. The Client hereby agrees and provides its consent to have the Asset Manager electronically deliver Account Communications. “Account Communications” means all current and future account statements; privacy statements; audited financial information, if applicable; this Agreement (including all supplements and amendments hereto); the Asset Manager’s Privacy Notice and updates thereto; notices and other information, documents, data and records regarding the Account Assets. Electronic communications include e-mail delivery as well as electronically making available to the Client Account Communications on the Asset Manager’s Internet site, if applicable. By signing this Agreement, the Client consents to electronic delivery as described in the preceding three sentences. It is the Client’s affirmative obligation to notify the Asset Manager in writing if the Client’s email address changes. The Client may revoke or restrict its consent to electronic delivery of Account Communications at any time by notifying the Asset Manager, in writing, of the Client’s intention to do so. Neither the Asset Manager nor its affiliates will be liable for any interception of Account Communications. The Client should note that no additional charge for electronic delivery will be assessed, but the Client may incur charges from its Internet service provider or other Internet access provider. In addition, there are risks, such as systems outages, that are associated with electronic delivery.

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15. General Provisions.

(a) Assignment. This Agreement shall be binding upon and inure to the benefit of the Client, the Asset Manager and their respective successors and permitted assigns. No Party to this Agreement may assign all or any portion of its rights, obligations or liabilities under this Agreement without the consent of the other Party to this Agreement.

(b) Agency. Nothing contained herein shall create or constitute the Asset Manager and the Client as members of any partnership, joint venture, association, syndicate, unincorporated business, or other separate entity, nor shall be deemed to confer on any of them any express, implied, or apparent authority to incur any obligation or liability on behalf of any other such entity.

(c) Third Party Beneficiaries. This Agreement is not intended to and does not convey any rights to persons not a Party to this Agreement, except that a Covered Person may in its own right enforce Section 11 of this Agreement.

(d) Entire Agreement. This Agreement, including the Schedules attached hereto, constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between them regarding such subject matter.

(e) Amendments. Except to the extent otherwise expressly provided herein, this Agreement may not be amended except in a writing signed by the Parties hereto.

(f) Waivers. Each Party may by written consent waive, either prospectively or retrospectively and either for a specified period of time or indefinitely, the operation or effect of any provision of this Agreement. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof, nor shall any waiver of any such right constitute any further waiver of such or any other right hereunder. No waiver of any right by any Party hereto shall be construed as a waiver of the same or any other right at any other time.

(g) Notices. Except as otherwise expressly provided in this Agreement, whenever any notice is required or permitted to be given under any provision of this Agreement, such notice shall be in writing, shall be signed by or on behalf of the Party giving the notice and shall be mailed by first class mail or sent by courier or by email (including email with an attached PDF) or other electronic transmission with confirmation of transmission to the other Party at the address set forth below or to such other address as a Party may from time to time specify to the other Party by such notice hereunder.

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If to the Asset Manager:

Canary Capital Group LLC

8 Cadillac Way, Suite 300

Brentwood, TN 37027

Email: legal@canary.capital

If to the Client:

Pineapple Financial Inc.

Unit 200, 111 Gordon Baker RoadNorth York, Ontario M2H 3R1

Email: shubha@gopineapple.com

Attn: Chief Executive Officer

Any such communications, notices, instructions or disclosures shall be deemed duly given when deposited by first class mail address as provided above, when delivered to such address by courier or when sent by email (including email with an attached PDF) or other electronic transmission (with the receipt confirmed).

(h) Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to its principles of conflicts of law.

(i) Submission to Jurisdiction; Consent to Service of Process. The Parties hereto hereby irrevocably submit to the exclusive jurisdiction of and consent to service of process and venue in the state and federal courts in the State of New York, Borough of Manhattan in any dispute, claim, controversy, action, suit or proceeding between the Parties arising out of this Agreement which are permitted to be filed or determined in such court. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. The Parties agree that process may be served in any action, suit or proceeding by mailing copies thereof by registered or certified mail (or its equivalent) postage prepaid, to the Party’s address set forth in Section 15(g) of this Agreement or to such other address to which the Party shall have given written notice to the other Party. The Parties agree that such service shall be deemed in every respect effective service of process upon such Party in any such action, suit or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to such Party. Nothing in this Section 15(i) shall affect the right of the Parties to serve process in any manner permitted by law.

(j) Force Majeure. No Party to this Agreement shall be liable for damages resulting from delayed or defective performance when such delays or defects arise out of causes beyond the control and without the fault or negligence of the offending Party. Such causes may include, but are not restricted to, acts of God or of the public enemy, terrorism, acts of the state in its sovereign capacity, fires, floods, earthquakes, power failure, tariffs, government regulations or executive orders, disabling strikes, epidemics, pandemics, quarantine restrictions and freight embargoes.

(k) Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties to this Agreement.

(l) Severability. In the event any provision of this Agreement shall be held invalid or unenforceable, by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof.

(m) Counterparts; Electronic Signature and Delivery. This Agreement may be executed in counterparts, including counterparts sent via PDF other electronic transmission, each of which, when taken together shall constitute one and the same instrument. This Agreement may also be executed and delivered by electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the Effective Date.

CANARY CAPITAL GROUP LLC

By:
Name:
Title:

PINEAPPLE FINANCIAL INC.

By:
Name:	Shubha Dasgupta
Title:	Chief Executive Officer

Signature Page to Asset Management Agreement

Schedule A

Accounts

Broker/Custodian	Account Number or wallet address	Name of Accountholder	Type of Account
Bitgo	inj1grg4uhz47a9sh0ak7kz9zq5fkrv8v4w3grre0k	Client (subject to the ownership transfer of the wallet in connection with the satisfaction of the Escrow Release Conditions pursuant to Escrow Agreement)	Custody
Any other exchange /platforms/ (re)staking validators Asset Manager reasonably considers is necessary or desirable to use in advancement of the Investment Guidelines	To be advised by the Asset Manager to the Client as soon as is reasonably practicable upon such relevant account or wallet being opened.	Asset Manager FBO Client or Client with admin access to Asset Manager	To be advised by the Asset Manager to the Client as soon as is reasonably practicable upon such relevant account or wallet being opened.
Any other accounts or wallets of the Client management authority of which has been delegated to Asset Manager pursuant to this Agreement.	To be advised by the Client to the Asset Manager as soon as is reasonably practicable upon such relevant account or wallet being opened.	TBD	To be advised by the Client to the Asset Manager as soon as is reasonably practicable upon such account or wallet being opened.

Schedule A

Schedule B Investment Guidelines

(1)	Permitted Investments

Subject to the restrictions in (2) and (3) below, the Asset Manager shall invest the Account Assets principally with a long-only strategy in the INJ token, including staking (and restaking) to improve returns.

(2)	Non-Permitted Investments without Prior Approval from the Client

The following transactions shall not be permitted without the prior approval of the Client:

●	purchases of digital assets on terms, or as part of an arrangement, that restricts the Client’s ability to sell the purchased digital assets for more than 90 days; and

●	transactions with values in excess of $500,000 whereby the Asset Manager or any of its affiliated entities is the counterparty.

Prohibited Investments

Any investment of a nature that would constitute “investment securities” as that term is defined in the Investment Company Act or that would require the registration of the Client as an investment company under the Investment Company Act.

(3)	Position Exposure

As mutually agreed by the Parties in writing from time to time.

(4)	Investment Restrictions

The Client acknowledges and agrees that (a) no assurance, representation or guarantee has been given to it by the Asset Manager, or by any other person, that the Asset Manager’s management of the Account will generate profits or that past results of the investment strategy or other clients of the Asset Manager are necessarily indicative of future performance; and (b) all risks relating to transactions effected by the Asset Manager on behalf of the Account under this Agreement shall be borne by the Client and all gains or losses accruing in respect of the Account Assets shall belong to and be borne by the Client.

Schedule B

Schedule C

Client’s List of Authorized Persons

Name	Title	Specimen Signature
Chief Executive Officer
Chief Financial Officer

Schedule C

Schedule D

Fees

Beginning on the Effective Date, for its services under the Agreement, the Client will pay, or cause to be paid, to the Asset Manager fees determined as follows.

Asset-based Fee

The Client shall pay the Asset Manager an asset-based fee (the “Asset-based Fee”) equal to 1.00% per annum, of the Account Assets, which shall be calculated and paid at the end of each quarter, as determined by Asset Manager in a commercially reasonable manner and in good faith, by reference to, where applicable, available prices on Coinmarketcap.com as of 4:00PM ET on such day. For any asset prices not available on Coinmarketcap.com, Asset Manager shall determine the value of such assets in a commercially reasonable manner and in good faith by reference to reputable industry sources. For partial periods due to the Client contributing additional cash under the Asset Manager’s management or termination of the Asset Management Agreement to which this Schedule D is attached on any date that is not the last business day of a calendar month, the Asset-based Fee shall be prorated based on the number of days in each month on which the assets are managed).

For the avoidance of doubt, the fact that an Account Asset is staked shall not change the fees otherwise applicable to that asset set forth above.

The Asset Manager will render invoices quarterly to the Custodian and deduct directly the Asset- based Fee from the Account pursuant to its power-of-attorney.

Schedule D